Exhibit 10.1

October 7, 2010

Mr. W. Mark Wallis
5500 S. Marigold Court
Greenwood Village, CO 80121

Re: Retirement from UDR, Inc.

Dear Mark:

This letter (this “Letter Agreement”) reflects our agreement with respect to your retirement from UDR, Inc. (the “Company”).

1. Retirement Date. Your retirement date will be December 31, 2010 (the “Retirement Date”).

2. Vacation Pay. You will be paid an amount equal to all accrued but unused vacation up to the Retirement Date which is $19,038.00 and will be included in your final paycheck.

3. Consideration. In consideration of your service to the Company, your agreements in this Letter Agreement, and contingent upon the expiration of all applicable revocation periods, the Company agrees as follows::

(a) You may continue to participate in the Company’s group health insurance plans at the same dependant coverage level as immediately prior to the Retirement Date. Coverage will continue until the first to occur of (i) November 19, 2015; (ii) your employment by a third party (a third party shall not be deemed to include an entity of which all of the outstanding capital stock or ownership interests are owned by you), (iii) you default in the payment of or no longer continue to pay your portion of the premium or (iv) either the Company or you elects to terminate this Letter Agreement (individually and collectively, the “Transition Period”). During the Transition Period, the Company shall continue to pay its portion of the premiums and you will pay your portion of the premiums. At the end of the Transition Period, if you do not have health insurance from another employer, you may continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your own expense.

(b) If you continue in the Company’s employment until December 31, 2010, the following restricted stock awards shall be fully vested on December 31, 2010:

(i) 4,614 shares of restricted Common Stock granted to you on February 8, 2007;

(ii) 740 shares of restricted Common Stock granted to you on February 7, 2008; and

(iii) 38,767 shares of restricted Common Stock granted to you on February 12, 2009.

(c) On February 12, 2009 you were granted an Incentive Stock Option to purchase 546,218 shares of Common Stock at an exercise price of $10.06 per share of which 182,073 options are scheduled to vest on February 12, 2011 and 182,073 options are scheduled to vest on February 12, 2012. So long as you continue to provide consulting services to the Company pursuant to Section 6 of this Agreement, the 182,073 options scheduled to vest on February 12, 2011 shall continue to vest pursuant to the terms of the Incentive Stock Option Agreement dated February 12, 2009 and you shall be deemed to have “retired” from the Company, as such term is defined in the Company’s 1999 Long-Term Incentive Plan, and you shall have the remaining term of the vested options to exercise them. You will forfeit the 182,073 options which are scheduled to vest on February 12, 2012.

(d) If you continue in the Company’s employment until December 31, 2010, a bonus for fiscal year 2010 in the amount of $1,400,000 and is based upon achievement of the FFO target at “100%,” the Net Financial Capabilities target at “maximum,” the Development/Redevelopment and Commercial FFO target at “above target,” the Same Store NOI target at “target,” the Proforma Acquisitions NOI at “target” and based upon the CEO’s evaluation of your individual performance as measured against your personal key performance objectives. The bonus shall be payable at the same time the Company pays fiscal year 2010 bonuses on December 31, 2010.

(e) If you continue in the Company’s employment until December 31, 2010, the sum of $2,600,000, to be paid on December 31, 2010, which sum is being paid to you in consideration of (i) the forfeiture of 182,073 Options having a fair market value of approximately $2.1 million (based on the October 7, 2010 closing price of $21.52) and the LTI Grant having an economic value of approximately $5.5 million (based on the October 7, 2010 closing price of $21.52); (ii) in recognition of the value created for the Company and its shareholders during your tenure through the transformation of the Company’s portfolio as a result of $4.7 billion in acquisitions, $4.1 billion in dispositions, $982 million in developments, $186 million in redevelopment activities and $998 million in asset quality activities and (iii) your agreement to the non-solicitation and non-competition provisions of this Letter Agreement.

The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled.

4. Other Benefits. Except as provided explicitly in this Letter Agreement, after the Retirement Date you will not be entitled to any other or further benefits from Company, including, without limitation, participation in health and dental insurance plans, disability and life insurance plans, stock plans, 401(k) plans, and profit sharing plans.

5. Expenses. Your expense report for expenses incurred through the Retirement Date must be received within three business days after the Retirement Date. You will be reimbursed for expenses incurred through the Retirement Date in accordance with ordinary Company reimbursement practices and policies. If a final accounting of these new expenditures indicates that you owe the Company any amount (e.g., for charges to Company accounts) after your expense reports have been processed, you must pay such amount within three days after the later of the Effective Date or the Retirement Date.

6. Consulting. For a term commencing upon the Retirement Date and terminating twelve (12) months from the Retirement Date (the “Consulting Term”), you will be reasonably available by telephone to consult with the Company. As compensation you will be paid an amount mutually agreed to between you and the Company, to be market rates, for providing consulting services on the Company’s acquisition and disposition activities, the development pipeline and existing development projects and redevelopment activities. You agree to apply your attention, knowledge and skills faithfully, diligently, to the best of your ability as a consultant, in furtherance of the business and activities of the Company.

7. Company Property. Upon termination of the Consulting Term, you will return to the Company all Company documents (including copies) and property which you may possess, including, but not limited to, the following proprietary information of the Company: files, memoranda, notes, computer-recorded information, personnel records (except copies of any agreements you may have signed with the Company), materials, keys, entry cards, identification, credit cards, and any other materials of any kind that embodies any confidential or proprietary information of the Company (and all reproductions thereof).

8. Revocation. You understand that you have twenty-one (21) days to consider the preclusive effect of this Letter Agreement prior to executing this Letter Agreement. You further understand that you may revoke this Letter Agreement for a period of seven (7) days following your execution of this Letter Agreement. Any revocation within this period must be submitted, in writing, to: the Company, c/o Thomas W. Toomey, Chief Executive Officer and President, and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be mailed to the Company, c/o Thomas W. Toomey, Chief Executive Officer and President, or his designee, and postmarked within seven (7) days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado.

9. General Release of Claim and Covenant Not to Sue.

(a) In consideration of the benefits provided to you under this Letter Agreement, and except for the obligations created by this Letter Agreement, you knowingly and voluntarily release and forever discharge the Company and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Released Parties”) of, with respect to and from any and all actions, and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which you, your heirs, executors, administrators, successors, and assigns (together and collectively “Executive”) have or may have as of the date of execution of this Letter Agreement, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disability Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

The Equal Pay Act;

The Family and Medical Leave Act of 1993;

all Colorado laws concerning the workplace;

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or

(i) Arising out of the Released Parties’ personnel practices, policies, or procedures; and

(ii) Arising out of or relating to Executive’s employment or the initiation, existence or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and

(iii) Arising out of any statements or representations to or about Executive; and

(iv) Arising out of any other wrong, injury or loss allegedly suffered by Executive; and

(v) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (collectively the “Released Claims”).

You shall not sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.

Notwithstanding any of the foregoing, the release provisions in this Letter Agreement shall not be interpreted as waiving or releasing any right to indemnification or insurance coverage, if any, that you currently have under any of the Company’s existing insurance policies, the Company’s Amended and Restated Bylaws or the Company’s Charter or indemnification agreements with respect to actions taken by you in the course and scope of your employment with the Company.

(b) Except for the obligations created by this Letter Agreement, the Released Parties hereby covenant not to sue and release and forever discharge you from any and all claims, known and unknown, which the Release Parties have or may have against you, including all claims arising from your position as Senior Executive Vice President or as an employee of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the date of this Letter Agreement; provided, however, the Released Parties do not release you with respect to claims arising out of or relating to fraud, gross negligence or willful misconduct.

(c) Further, all agreements and obligations of the Company under that certain Indemnification Agreement dated May 2, 2006 between you and the Company shall continue in full force and effect as set forth in the Indemnification Agreement.

10. No Claims Exist. You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form. In the event that any such claim, charge, complaint or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney’s fees.

11. Confidentiality. You acknowledge that you have been exposed to and have learned a substantial amount of information, which is proprietary and confidential to the Company, whether or not you developed or created such information. You acknowledge that such proprietary and confidential information may include, but is not limited to, trade secrets; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, customer lists, sales records, account records, sales and marketing programs, pricing matters, and strategies and reports; and any Company manuals, forms, techniques, and other business procedures or methods, devices, computer software or matters of any kind relating to or with respect to any confidential program or projects of the Company, or any other information of a similar nature made available to you and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known or generally available to the public through no fault of your own. You agree that except as required by court order, you will not at any time divulge to any person, agency, institution, the Company or other entity any information which you know or has reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described above, or use such information to the competitive disadvantage of the Company. You agree that your duties and obligations under this Section 11 will continue until the later of twelve (12) months from the Retirement Date, or as long as the Confidential Information remains proprietary or confidential to the Company.

12. Non-Solicitation and Non-Competition. As further consideration for the benefits provided in this Letter Agreement for a period terminating twelve (12) months from the Retirement Date, you agree not to directly or indirectly solicit for employment any person employed by the Company or its affiliates. Further, for a period terminating twelve (12) months from the Retirement Date, you agree that you will not, on behalf of anyone other than the Company, consult with or be employed by any company which owns or operates multi-family apartment communities.

13. Joint Preparation of Agreement. This Letter Agreement is deemed to have been drafted jointly by the parties. In any interpretation of this Letter Agreement, the provisions of this Letter Agreement shall not be interpreted or construed against any party on the basis that the party was the drafter.

14. Severability. If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Letter Agreement. For example, if the release of a particular claim is held by a court to be invalid or unenforceable, such ruling will not affect the releases of any other claims.

15. Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company and is the complete, final and exclusive embodiment of our agreement with regard to the subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by you and an officer of the Company.

16. Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

Please sign and return this Letter Agreement to me, keeping a copy for yourself.

Sincerely,

UDR, Inc.

/s/ Thomas W. Toomey
Thomas W. Toomey
President and Chief Executive Officer

Accepted and Agreed:

/s/ W. Mark Wallis October 7, 2010

W. Mark Wallis Date